Exhibit 99.2

NEWS RELEASE
	Contacts:	Susser Holdings Corporation Mary Sullivan, Chief Financial Officer (361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE		DRG&E Ken Dennard, Managing Partner (713) 529-6600, ksdennard@drg-e.com Anne Pearson, Senior Vice President (210) 408-6321, apearson@drg-e.com

SUSSER HOLDINGS ANNOUNCES

PROPOSED OFFERING OF 2016 SENIOR NOTES

CORPUS CHRISTI, Texas, April 27, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) today announced that Susser Holdings, L.L.C. and Susser Finance Corporation (indirect subsidiaries of Susser Holdings Corporation and, collectively, the “Issuers”) intend to offer approximately $425 million aggregate principal amount of Senior Notes due 2016. The proceeds will be used, together with cash on hand, to redeem all of their outstanding 10 5/8% Senior Notes due 2013 at the applicable premium of 105.313% plus accrued and unpaid interest to the redemption date, to repay the outstanding indebtedness under their credit facility and to pay any related fees and expenses. The redemption of the 10 5/8% Senior Notes due 2013 is conditioned upon the completion of the offering of the notes. In connection with the closing of the notes, Susser Holdings, L.L.C., as borrower, and the guarantors party thereto, expect to enter into an amendment and restatement of their term loan and revolving credit facility dated as of November 13, 2007 (the “New Credit Facility”).

The notes offering is subject to market and other conditions including, without limitation, the execution of the New Credit Facility. A definitive agreement relating to the proposed offering of notes has not been entered into by the Issuers, and there can be no assurances that the notes offering will be consummated, or that the 10 5/8% Senior Notes due 2013 will be redeemed. Susser Holdings Corporation has also not entered into a definitive agreement with respect to the New Credit Facility and there is no assurance that such transaction will be consummated.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Susser Holdings Corporation – Page 2

Cautionary Statement Concerning Forward-Looking Information

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Susser Holdings Corporation and its subsidiaries contained in this release that are not historical in nature, particularly those relating to the expectations regarding the proposed offering of the notes, redemption of the 10 5/8% Senior Notes due 2013 or entry into the New Credit Facility, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties, such as the condition of the financial markets, that could cause actual results to differ materially from those expressed in such forward-looking statements.

#  #  #

SUSS-IR